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Exhibit (a)(5)(c)

FOR IMMEDIATE RELEASE	Wednesday, August 3, 2005

CELESTICA COMPLETES CASH TENDER OFFER

        TORONTO, Canada — Celestica Inc. (NYSE:CLS, TSX: CLS/SV), a world leader in electronics manufacturing services (EMS), today announced that it has completed its previously announced cash tender offer (the "Offer") for the repurchase of any or all of its US$614,435,000 aggregate principal amount of Liquid Yield Option™ Notes due 2020 (Zero Coupon-Subordinated) (CUSIP No. 15101QAA6) (the "LYONs"). The Offer expired on August 2, 2005 at 5 pm EDT (the "Expiration Date"). As of the Expiration Date, Celestica has accepted for purchase LYONs having a total principal amount of US$ 612,286,000 at maturity. The purchase price for tendered LYONs was equal to US$572.82 per US$1,000 principal amount at maturity. Celestica has accepted for payment all of the LYONs validly tendered on or prior to the Expiration Date, representing 99.65% of the aggregate principal amount of the LYONs. The aggregate cash purchase price was US$ 350,729,666.52 million. US$ 2,149,000 principal amount at maturity of LYONs remains outstanding after the completion of the Offer. The terms of the Offer are described in Celestica's Company Notice to Holders of Celestica Inc. Liquid Yield Option(TM) Notes due 2020 (Zero Coupon-Subordinated), dated July 5, 2005 (the "Company Notice"), filed with the United Stated Securities and Exchange Commission on July 5, 2005. Copies of this document are available, without charge, at the Securities and Exchange Commission website located at www.sec.gov or by calling Celestica's Investor Relations department at 416-448-2211. JPMorgan Chase Bank acted as Depositary in the Offer.

        This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offer was made solely by the Company Notice.

About Celestica

        Celestica is a world leader in the delivery of innovative electronics manufacturing services (EMS). Celestica operates a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas, providing a broad range of integrated services and solutions to leading OEMs (original equipment manufacturers). Celestica's expertise in quality, technology and supply chain management, and leadership in the global deployment of Lean principles, enables the company to provide competitive advantage to its customers by improving time-to-market, scalability and manufacturing efficiency.

        For further information on Celestica, visit its website at www.celestica.com.

        The company's security filings can also be accessed at www.sedar.com and www.sec.gov.

Celestica Safe Harbour and Fair Disclosure Statement

        This news release contains forward-looking statements related to our future growth, trends in our industry and our financial and operational results and performance that are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the challenges of effectively managing our operations during uncertain economic conditions; the challenge of responding to lower-than-expected customer demand; the effects of price competition and other business and competitive factors generally affecting the EMS industry; our dependence on the information technology and communications industries; our dependence on a limited number of customers and on industries affected by rapid technological change; component constraints; variability of operating results among periods; and the ability to manage our restructuring and the shift of production to lower cost geographies. These and other risks and uncertainties and factors are discussed in the Company's various public filings at www.sedar.com and http://www.sec.gov, including our Annual Report on Form 20-F and subsequent reports on Form 6-K filed with the Securities and Exchange Commission.

        We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        As of its date, this press release contains all material information associated with this event.

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Trademark of Merrill Lynch & Co., Inc.

Celestica Contacts:

Laurie Flanagan	Paul Carpino
VP, Global Communications	VP, Investor Relations
(416)448-2200	(416)448-2211
media@celestica.com	clsir@celestica.com

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CELESTICA COMPLETES CASH TENDER OFFER